Central Valley Community Bancorp Reports Earnings Results for the Year Ended December 31, 2009

FRESNO, CA -- (Marketwire - February 01, 2010) - The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $2,588,000, and diluted earnings per common share of $0.28 for the year ended December 31, 2009, compared to $5,139,000 and $0.79 per diluted common share for the year ended December 31, 2008. Earnings for 2009 were negatively impacted by the overall weak economy, increased provision for credit losses, and the significant increase in FDIC insurance assessments for all banks, partially offset by gains from sales and calls of investment securities.

As a result of the merger with Service 1st Bancorp (Service 1st) in November 2008, comparisons of performance for the years ended December 31, 2009 and 2008 reported in this press release will reflect both operating performance changes for the Company and changes resulting from the merger. On November 12, 2008, the Company completed its acquisition of Service 1st with total assets of $224 million. In conjunction with this acquisition, the Company added full-service branches in Stockton, Lodi and Tracy, $192 million in deposits and $123 million in loans. In connection with the transaction, Service 1st Bank was merged with and into Central Valley Community Bank.

As previously announced, the Company completed an equity offering to a group of institutional investors on December 23, 2009 by issuing 1,264,952 shares of common stock at $5.25 per share and 1,359 shares of non-voting Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock at $1,000 per share. The net proceeds after fees and transaction expenses were approximately $7.8 million. Also in 2009, on January 30, 2009, the Company entered into a Letter Agreement with the United States Department of the Treasury (U.S. Treasury) under the Capital Purchase Program, and issued and sold, for an aggregate purchase price of $7,000,000 in cash, 7,000 shares of the Company's Series A Fixed Rate Cumulative Perpetual Preferred Stock (Preferred Stock) and a warrant to purchase 158,133 shares of the Company's common stock, no par value. The Company accrued preferred stock dividends to the U.S. Treasury and accretion of the discount for the fair value of the warrants in the amount of $365,000 for the year ended December 31, 2009. As a result of the equity offering in December 2009, the warrant issued to the Treasury was reduced to 79,067 shares of common stock.

Return on average equity (ROE) for the year ended December 31, 2009 was 3.10%, compared to 8.82% for 2008. The decrease in this ratio reflects both a decrease in net income and an increase in capital from the Service 1st merger, the issuance of common and preferred stock, and an increase in retained earnings. Return on average assets (ROA) was 0.34% for 2009, compared to 0.95% for 2008. The ROA decrease is due to a reduction in net income and the increase in average assets.

During the year ended December 31, 2009, the Company recorded a provision for credit losses of $10,514,000, compared to $1,290,000 for 2008. The increase in 2009 is primarily a result of maintaining an adequate allowance for credit losses during the current economic downturn affecting borrowers in our market area as well as an increase in the level of outstanding loans. At December 31, 2009, the allowance for credit losses stood at $10,200,000, compared to $7,223,000 at December 31, 2008. The allowance for credit losses as a percentage of total loans was 2.22% at December 31, 2009, and 1.49% at December 31, 2008. During the year ended December 31, 2009, the Company recorded $7,537,000 in net loan charge offs, compared to $740,000 for 2008. The increase in 2009 loan charge offs was primarily due to ongoing challenges in the loan portfolio due to the economic environment in California's Central Valley.

Total non-performing assets were $21,838,000 as of December 31, 2009 consisting of $18,959,000 in non-accrual loans, $2,832,000 in OREO, and other assets of $47,000. Non-accrual loans were 4.13% of total loans at December 31, 2009. This compares to non-accrual loans of $15,750,000 or 3.25% of total loans at December 31, 2008. The Company did not have any OREO at December 31, 2008. The Company believes the allowance for credit losses is adequate to provide for probable losses inherent within the loan portfolio at December 31, 2009.

The Company's annualized net interest margin (fully tax equivalent basis) was 5.31% for the year ended December 31, 2009, compared to 5.13% for 2008. Despite a 500 basis point reduction in interest rates by the Federal Reserve Bank since September 2007, our net interest margin has increased because we lowered our cost of interest bearing liabilities by an amount that more than offsets the decrease in the yield on our interest-earning assets. For the year ended December 31, 2009, the effective yield on total earning assets decreased 31 basis points to 6.30% compared to 6.61% for 2008, while the cost of total interest-bearing liabilities decreased 81 basis points to 1.30% compared to 2.11% for 2008. The effective yield on average investment securities improved to 6.21% for the year ended December 31, 2009 compared to 5.39% for 2008, while the effective yield on average loans decreased to 6.37% from 7.06% over the same periods. The cost of total deposits decreased 49 basis points to 0.93% for the year ended December 31, 2009 compared to 1.42% for 2008. Net interest income for the year ended December 31, 2009 was $34,107,000, compared to $24,567,000 for 2008, an increase of $9,540,000 or 38.8%. Net interest income increased as a result of these yield changes combined with increased levels of earning assets offset by the increased levels of interest-bearing liabilities. The increases in average assets and liabilities were primarily from the Service 1st acquisition.

Total average assets for the year ended December 31, 2009 were $752,509,000, compared to $541,789,000 for 2008, an increase of $210,720,000 or 38.9%. Total average loans were $482,458,000 for 2009, compared to $367,009,000 for 2008, representing an increase of $115,449,000 or 31.5%. Total average investments increased to $199,425,000 for the year ended December 31, 2009 from $125,932,000 for 2008, representing an increase of $73,493,000 or 58.4%. Total average deposits increased $186,978,000 or 42.0% to $632,263,000 for the year ended December 31, 2009, compared to $445,285,000 for 2008. Average interest-bearing deposits increased $165,574,000, or 52.8% and average non-interest bearing demand deposits increased $21,404,000 or 16.3% for the year ended December 31, 2009 compared to 2008. The Company's ratio of average non-interest bearing deposits to total deposits continued to be above industry averages at 24.2% for the year ended December 31, 2009. The increases in balance sheet averages during 2009 were driven primarily by the acquisition of Service 1st in November 2008, which was reflected for the entire year in 2009 and only a portion of the year during 2008.

Non-interest income for the year ended December 31, 2009 increased $660,000, or 12.7% to $5,850,000, compared to $5,190,000 for the same period in 2008, mainly due to a $301,000 increase in net realized gains on sales and calls of investment securities, a $159,000 increase in income from customer service charges, a $123,000 increase in appreciation of cash surrender value of bank owned life insurance, and a $120,000 increase in loan placement fees, partially offset by a decrease in Federal Home Loan Bank stock dividends of $111,000. Total net realized gains from sales and calls of investments were $766,000 partially offset by an other-than-temporary impairment loss of $300,000. The net realized gain on investment securities related to certain investment securities acquired from Service 1st, the value of which had been marked to market at the time of the Service 1st acquisition. Certain of those securities were subsequently called at par value or sold during the first half of 2009 which contributed to the gains.

Non-interest expense for the year ended December 31, 2009 increased $6,555,000, or 31.3% to $27,531,000 compared to $20,976,000 for 2008, primarily due to a $2,348,000 increase in salary and benefit expenses, a $922,000 increase in occupancy and equipment expenses, and a $3,285,000 increase in other expenses. The increases in non-interest expense in the year ended December 31, 2009 reflect the addition of employees and properties in connection with the acquisition of Service 1st, relocation of an office from an in-store branch to a stand alone facility, opening of a new office in Merced, relocation of our Oakhurst branch to a new facility, and expected increases in salaries and benefits. In addition, the Company's FDIC insurance assessments increased significantly to $1,604,000 for the year ended December 31, 2009 compared to $330,000 for 2008. Included in the 2009 FDIC insurance assessment is a special assessment of $343,000 which was incurred in the second quarter of 2009.

The Company recorded an income tax benefit of $676,000 for the year ended December 31, 2009, compared to a provision for income taxes of $2,352,000 for 2008. The effective tax rate for 2009 was (35.4%) compared to 31.4% for 2008. The decrease in the effective tax rate in 2009 compared to 2008 is due to increases, as a percentage of pretax income, in the federal tax deduction for tax-free municipal bonds and solar tax credits, as well as the state tax deduction for loans in designated enterprise zones in California, and state hiring tax credits.

"Asset quality was a challenge for most banks in the fourth quarter as well as all of 2009 driven by the economic recession. We added over $10 million to the provision for credit losses in 2009 to respond to the uncertainty in borrowers' abilities to perform on loans. There continues to be uncertainty in the direction of the economy and when we will see reductions in unemployment or a spark to build confidence in the direction of the economy and lessen financial stress for our clients. Despite all the challenges in the economy, our Company was able to show a profit for 2009 and have non-performing loans lower than many of our peers," stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

"We were pleased to be able to raise additional capital at the end of 2009 to increase our existing well-capitalized ratios and position the Company to take advantage of growth opportunities that may present themselves in 2010 or beyond. While we believe 2010 will still be a challenge for bank profits, we believe we are taking the necessary steps to maintain a safe and sound bank for the future and to be well positioned as the economic climate improves," concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 16 offices in Clovis, Fresno, Kerman, Lodi, Madera, Oakhurst, Prather, Merced, Sacramento, Stockton, Tracy, and a loan production office in Modesto, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

Forward-looking Statements - Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest margin, and the quality of the Company's earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

                   CENTRAL VALLEY COMMUNITY BANCORP
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (Unaudited)

                                                  December 31, December 31,
                                                  -----------  ------------
(In thousands, except share amounts)                  2009         2008
                                                  -----------  ------------

ASSETS
Cash and due from banks                           $    13,857  $     18,061
Interest-bearing balances due from banks               34,544             -
Federal funds sold                                        279         1,457
                                                  -----------  ------------
      Total cash and cash equivalents                  48,680        19,518
Available-for-sale investment securities
 (Amortized cost of $199,744 at December 31,
 2009 and $185,405 at December 31, 2008)              197,319       185,718
Held-to-maturity, at amortized cost                         -         7,040
Loans, less allowance for credit losses of
 $10,200 at December 31, 2009 and $7,223 at
 December 31, 2008                                    449,007       477,015
Bank premises and equipment, net                        6,525         6,900
Other real estate owned                                 2,832             -
Bank owned life insurance                              10,998        10,808
Federal Home Loan Bank stock                            3,140         3,140
Goodwill                                               23,577        23,773
Core deposit intangibles                                1,612         2,026
Accrued interest receivable and other assets           21,798        16,775
                                                  -----------  ------------
           Total assets                           $   765,488  $    752,713
                                                  ===========  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Non-interest bearing                          $   159,630  $    162,106
    Interest bearing                                  480,537       472,952
                                                  -----------  ------------
       Total deposits                                 640,167       635,058
Short-term borrowings                                   5,000         6,368
Long-term debt                                         14,000        19,000
Junior subordinated deferrable interest
 debentures                                             5,155         5,155
Accrued interest payable and other liabilities          9,943        11,757
                                                  -----------  ------------
       Total liabilities                              674,265       677,338
                                                  -----------  ------------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, no par value, $1,000 per
     share liquidation preference; authorized -
     10,000,000 shares; issued and outstanding -
     8,359 shares at December 31, 2009 and none
     at December 31, 2008                               7,941             -
    Common stock, no par value; 80,000,000
     authorized; issued and outstanding -
     8,949,754 at December 31, 2009 and 7,642,280
     at December 31, 2008                              37,846        30,479
    Retained earnings                                  46,891        44,708
    Accumulated other comprehensive (loss)
     income, net of tax                                (1,455)          188
                                                  -----------  ------------
         Total shareholders' equity                    91,223        75,375
                                                  -----------  ------------
           Total liabilities and shareholders'
            equity                                $   765,488  $    752,713
                                                  ===========  ============

                         CENTRAL VALLEY COMMUNITY BANCORP
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                                          For the Years
(In thousands, except share and per share amounts)     Ended December 31,
                                                      ---------------------
                                                         2009       2008
                                                      ---------  ----------
INTEREST INCOME:
    Interest and fees on loans                        $  29,920  $   25,631
    Interest on Federal funds sold                           48         251
    Interest and dividends on investment securities:
        Taxable                                           7,709       4,845
        Exempt from Federal income taxes                  3,057       1,118
                                                      ---------  ----------
             Total interest income                       40,734      31,845
                                                      ---------  ----------
INTEREST EXPENSE:
    Interest on deposits                                  5,867       6,340
    Interest on junior subordinated deferrable
     interest debentures                                    129          46
    Other                                                   631         892
                                                      ---------  ----------
           Total interest expense                         6,627       7,278
                                                      ---------  ----------
           Net interest income before provision for
            credit losses                                34,107      24,567
PROVISION FOR CREDIT LOSSES                              10,514       1,290
                                                      ---------  ----------
           Net interest income after provision for
            credit losses                                23,593      23,277
                                                      ---------  ----------
NON-INTEREST INCOME:
    Service charges                                       3,509       3,350
    Appreciation in cash surrender value of bank
     owned life insurance                                   391         268
    Loan placement fees                                     231         111
    Net realized gains on sales and calls of
     investment securities                                  466         165
    Federal Home Loan Bank stock dividends                    7         118
    Other income                                          1,246       1,178
                                                      ---------  ----------
            Total non-interest income                     5,850       5,190
                                                      ---------  ----------
NON-INTEREST EXPENSES:
    Salaries and employee benefits                       13,926      11,578
    Occupancy and equipment                               3,812       2,890
    Loss on sale of assets                                   55           -
    Other expenses                                        9,738       6,508
                                                      ---------  ----------
            Total non-interest expenses                  27,531      20,976
                                                      ---------  ----------
            Income before provision for income taxes      1,912       7,491
(BENEFIT) PROVISION FOR INCOME TAXES                       (676)      2,352
                                                      ---------  ----------
              Net  income                                 2,588       5,139
                                                      ---------  ----------
Preferred stock dividends and accretion                    (365)          -
                                                      ---------  ----------
              Net income available to common
               shareholders                           $   2,223  $    5,139
                                                      =========  ==========

Basic earnings per common share                       $    0.29  $     0.83
                                                      =========  ==========
    Weighted average common shares used in basic
     computation                                      7,685,789   6,212,199
                                                      =========  ==========
Diluted earnings per common share                     $    0.28  $     0.79
                                                      =========  ==========
    Weighted average common shares used in diluted
     computation                                      7,803,764   6,496,236
                                                      =========  ==========
Cash dividends per share                              $       -  $     0.10
                                                      =========  ==========

                   CENTRAL VALLEY COMMUNITY BANCORP
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (Unaudited)

For the three months  Dec. 31,   Sep. 30,   Jun. 30,   Mar. 31,   Dec. 31,
 ended                 2009       2009       2009       2009       2008
                     ---------  ---------  ---------- ---------- ----------
(In thousands,
 except share and
 per share amounts)
Net interest income  $   8,220  $   8,654  $    8,748 $    8,485 $    6,969
Provision for credit
 losses                  2,864      3,233       2,500      1,917        385
                     ---------  ---------  ---------- ---------- ----------
   Net interest
    income after
    provision for
    credit losses        5,356      5,421       6,248      6,568      6,584
Total non-interest
 income                  1,103      1,608       1,401      1,738      1,296
Total non-interest
 expense                 6,616      6,946       7,129      6,840      6,054
(Benefit) provision
 for income taxes         (643)      (296)         56        207        521
                     ---------  ---------  ---------- ---------- ----------
Net income           $     486  $     379  $      464 $    1,259 $    1,305
                     =========  =========  ========== ========== ==========
Net income available
 to common
 shareholders        $     416  $     268  $      329 $    1,210 $    1,305
                     =========  =========  ========== ========== ==========
Basic earnings per
 share               $    0.05  $    0.04  $     0.04 $     0.16 $     0.19
                     =========  =========  ========== ========== ==========
   Weighted average
    shares used in
    basic
    computation      7,782,841  7,664,802   7,651,918  7,642,280  6,866,081
                     =========  =========  ========== ========== ==========
Diluted earnings per
 share               $    0.05  $    0.03  $     0.04 $     0.16 $     0.19
                     =========  =========  ========== ========== ==========
   Weighted average
    shares used in
    diluted
    computation      7,900,679  7,781,789   7,760,014  7,770,449  7,046,583
                     =========  =========  ========== ========== ==========

                  CENTRAL VALLEY COMMUNITY BANCORP
                          SELECTED RATIOS
                            (Unaudited)

As of and for the     Dec. 31,   Sep. 30,   Jun. 30,   Mar. 31,   Dec. 31,
 three months ended     2009       2009       2009       2009       2008
                     ---------  ---------  ---------- ---------- ----------
(Dollars in
 thousands)
Allowance for credit
 losses to total
 loans                     2.22%      2.09%      1.75%      1.57%     1.49%
Nonperforming loans
 to total loans            4.13%      2.46%      2.95%      2.89%     3.25%
Total nonperforming
 assets               $  18,959  $  15,002  $  17,171  $  16,636  $ 15,750
Net interest margin
 (calculated on a
 fully tax equivalent
 basis) (1)                5.09%      5.43%      5.51%      5.23%     4.95%
Return on average
 assets (2)                0.26%      0.20%      0.25%      0.66%     0.80%
Return on average
 equity (2)                2.24%      1.86%      2.28%      6.13%     7.48%
Tier 1 leverage -
 Bancorp                   9.30%      8.64%      8.82%      8.53%     8.67%
Tier 1 leverage -
 Bank                      9.20%      8.49%      8.43%      8.12%     8.18%
Tier 1 risk-based
 capital - Bancorp        12.28%     10.76%     10.54%     10.62%     9.33%
Tier 1 risk-based
 capital - Bank           12.12%     10.58%     10.08%     10.11%     8.81%
Total risk-based
 capital - Bancorp        13.54%     12.02%     11.79%     11.86%    10.57%
Total risk based
 capital - Bank           13.38%     11.84%     11.33%     11.36%    10.05%

(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

                  CENTRAL VALLEY COMMUNITY BANCORP
                    AVERAGE BALANCES AND RATES
                           (Unaudited)

                                For the Three Months      For the Years
AVERAGE AMOUNTS                  Ended December 31,    Ended December 31,
                                --------------------  --------------------
(Dollars in thousands)            2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
Federal funds sold              $  30,497  $  19,584  $  17,627  $  13,980
Interest-bearing deposits in
 other banks                        7,892        297      3,008      1,318
Investments                       181,060    149,149    178,790    110,634
Loans (1)                         454,296    411,785    469,341    364,285
Federal Home Loan Bank stock        3,140      2,603      3,140      2,197
                                ---------  ---------  ---------  ---------
Earning assets                    676,885    583,418    671,906    492,414
Allowance for credit losses       (10,323)    (6,573)    (8,608)    (4,676)
Non-accrual loans                  12,666      9,234     13,117      2,724
Other non-earning assets           77,276     68,411     76,094     51,327
                                ---------  ---------  ---------  ---------
Total assets                    $ 756,504  $ 654,490  $ 752,509  $ 541,789
                                =========  =========  =========  =========

Interest bearing deposits       $ 484,734  $ 400,974  $ 479,115  $ 313,541
Other borrowings                   24,155     32,413     29,987     32,526
                                ---------  ---------  ---------  ---------
Total interest-bearing
 liabilities                      508,889    433,387    509,102    346,067
Non-interest bearing demand
 deposits                         154,502    145,776    153,148    131,744
Non-interest bearing
 liabilities                        6,322      6,185      6,859      5,727
                                ---------  ---------  ---------  ---------
Total liabilities                 669,713    585,348    669,109    483,538
                                ---------  ---------  ---------  ---------
Total equity                       86,791     69,142     83,400     58,251
                                ---------  ---------  ---------  ---------
Total liabilities and equity    $ 756,504  $ 654,490  $ 752,509  $ 541,789
                                =========  =========  =========  =========

AVERAGE RATES
Federal funds sold                   0.25%      0.90%      0.27%      1.80%
Investments                          6.13%      6.38%      6.90%      5.88%
Loans                                6.29%      6.53%      6.37%      7.06%
Earning assets                       5.91%      6.33%      6.30%      6.61%
Interest bearing deposits            1.00%      1.74%      1.22%      2.03%
Other borrowings                     2.86%      3.08%      2.53%      2.89%
Total interest-bearing
 liabilities                         1.08%      1.84%      1.30%      2.11%
Net interest margin (calculated
  on a fully tax equivalent
  basis)                             5.09%      4.95%      5.31%      5.13%

(1) Average loans do not include non-accrual loans.

Contact:
Debbie Nalchajian-Cohen
559-222-1322